EXHIBIT 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666     FAX: 440/632-1700

www.middlefieldbank.com

PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Reports Financial Results for the 2015 Third Quarter

MIDDLEFIELD, OHIO, October 22, 2015 ¿  ¿  ¿  ¿ Middlefield Banc Corp. (NASDAQ: MBCN) today reported financial results for the three and nine months ended September 30, 2015.

2015 Third Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	Net interest income increased 4.7% to $6.2 million.

•	Noninterest income grew 11.9% to $1.1 million.

•	Net income up 3.3% to $2.0 million, or $0.96 per diluted share.

•	Tangible stockholders’ equity improved 10.1%, and 4.0% from 2015 second quarter.

•	Total net loans increased 9.4%.

•	Nonperforming assets declined to $10.9 million from $13.2 million.

•	Tier 1 capital ratio strengthened to 9.66% from 9.50%.

“We are proud of the strong profitability we were able to achieve in the 2015 third quarter, driven by increases in both interest and noninterest income, and controlled expenses,” stated Thomas G. Caldwell, President and Chief Executive Officer. “Since the start of the year our loan portfolio has increased 8.4% primarily due to higher real estate loans reflecting the investments we have made in our advertising strategy, product lines, and associates. This growth helped drive a 5.8% year-over-year increase in interest and fees generated on loans in the 2015 third quarter, despite a lower yield on earnings assets. We did a good job managing expenses during the quarter, as our funding costs declined 4.0% year-over-year, while noninterest expenses declined 10.5% sequentially. We remain committed to our growth oriented business plan, while proactively managing expenses. We have strengthened our team of seasoned lenders and look forward to their growing contributions in the coming quarters.”

Net income for the 2015 third quarter was $2.0 million, or $0.96 per diluted share, compared to net income for the 2014 third quarter of $1.9 million, or $0.93 per diluted share. Net income for the nine months ended September 30, 2015 was $5.1 million, or $2.47 per diluted share, compared to net income for the nine months ended September 30, 2014 of $5.3 million, or $2.59 per diluted share.

Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2015 third quarter were 12.67% and 1.10%, respectively, compared with 13.55% and 1.13% for the 2014 third quarter. ROE and ROA were 10.83% and 0.97%, respectively, for the 2015 nine month period, compared with 12.74% and 1.06% for the same period last year.

Mr. Caldwell continued: “Over the past two years we have been communicating an investment strategy focused on building Middlefield’s brand within and around our communities. Highlights of this plan include enhancements made in the way customers interact with the bank and an expansion into secondary mortgage products, which has improved noninterest income by 10.2% through the first nine-months of 2015. The new loan production office in Mentor, Ohio increased our geographic footprint to Lake County and we expect this office to quickly contribute to higher loan growth, especially to commercial customers. Finally, we have also made investments throughout the year to create value for our shareholders, which includes increasing our quarterly dividend payment and the recent repurchase of nearly 10% of Middlefield’s common stock outstanding. As we enter the fourth quarter, our outlook is encouraging and is resulting from the strength in our core geographic markets, enhancements we have made to our product and service offerings, and growth in our financial results.”

Income Statement

Net interest income for the 2015 third quarter increased 4.7% to $6.2 million, compared to $5.9 million for the 2014 third quarter. For the 2015 nine month period, net interest income increased 3.8% to $18.4 million, compared to nearly $17.8 million for the same period last year. The net interest margin for the 2015 third quarter was 3.80%, compared to 3.99% for the same period of 2014. Year-to-date, the net interest margin was 3.88%, compared to 4.08% for the same period last year.

Noninterest income, compared to the same period last year, was up 11.9% for both the 2015 third quarter and year-to-date. The improvement to noninterest income in the 2015 third quarter, as well as the nine month period was primarily a result of higher investment gains, earnings on bank-owned life insurance, and gains on sale of loans.

Noninterest expense for the 2015 third quarter was $4.7 million, an increase of 6.5% from $4.4 million for the 2014 third quarter. Year-to-date, noninterest expense increased 11.2% to $14.7 million, compared to $13.2 million for the same period last year.

“Our asset quality remains strong, as we have grown assets and increased our loan portfolio,” said Donald L. Stacy, Chief Financial Officer. “Nonperforming assets for the 2015 third quarter declined 17.0% to $10.9 million, from $13.2 million in the prior year period. We are balancing loan growth with strict underwriting standards to manage risk. As a result, our allowance for loan and lease losses continues to decline, and represented 1.24% of total loans as September 30, 2015. From a capital perspective, Middlefield remains well capitalized as our Tier 1 capital to average asset ratio improved 16 basis points to 9.66% at the end of the 2015 third quarter. At September 30, 2015, the bank had $23.3 million in cash and cash equivalents on our balance sheet, and our net loans to total deposits were 80.4%. As a result of our excellent liquidity, capital position, and belief that our stock represents a compelling value, on October 5, 2015, we repurchased 196,635 shares, or 9.5% of Middlefield Banc Corp. common stock outstanding at $34.50 per share for a total cost of $6.8 million.”

Balance Sheet

Total assets at September 30, 2015 increased 4.9% to a record $710.6 million, from $677.5 million at December 31, 2014. Net loans at September 30, 2015 were $503.9 million, compared to $463.7 million at December 31, 2014. The 8.7% year-to-date improvement in net loans was a result of loan growth in both residential and commercial mortgages, which have increased 14.4% and 18.3%, respectively year-to-date. This was offset by a 12.5% reduction in commercial and industrial loans, and a 42.0% decline in construction loans.

Total deposits at September 30, 2015 increased 6.9% to $626.5 million from $586.1 million at December 31, 2014. The investment portfolio, which is entirely classified as available for sale, stood at $145.1 million at September 30, 2015, compared to $154.3 million at December 31, 2014.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity increased 10.1% to $62.6 million for the 2015 third quarter, compared to $56.8 million at September 30, 2014. On a per share basis, tangible stockholders’ equity increased 9.0% to $30.23 at September 30, 2015 from $27.74 at September 30, 2014. The increase is the result of a higher level of retained earnings and accumulated other comprehensive income, which was offset by cash dividends paid to shareholders.

At September 30, 2015, the company had a Tier 1 leverage ratio of 9.66% up from 9.50%, at September 30, 2014, and 9.56% at June 30, 2015.

During the 2015 third quarter, the company paid a cash dividend of $0.27 per share, which is 3.8% higher than the amount paid in the 2014 third quarter. Year-to-date, the company has paid cash dividends of $0.80 per share, which is a 2.6% increase over the same period last year.

Asset Quality

The provision for loan losses for the 2015 third quarter was $105,000 compared to $70,000 for the 2014 third quarter. Year-to-date, the provision for loan losses was $210,000, compared to $370,000 for the same period last year. Nonperforming assets at September 30, 2015 were $10.9 million, compared with $13.2 million for the same period last year. Net charge-offs for the 2015 third quarter was $131,000, or 0.10% of average loans, annualized, compared to a reversal of $89,000 for the same period last year. Year-to-date net charge-offs were $736,000, or 0.20% of average loans, annualized, compared to $128,000, or 0.04% of average loans, annualized for the same period last year. The allowance for loan losses at September 30, 2015 was $6.3 million, or 1.24% of total loans, compared with $7.3 million, or 1.56% of total loans at September 30, 2014.

The following table provides a summary of asset quality and reserve coverage ratios.

Asset Quality History

(dollars in thousands)

	9/30/2015	9/30/2014	12/31/2014	12/31/2013	12/31/2012
Nonperforming loans	$8,921	$10,497	$9,048	$12,290	$14,224
Real estate owned	$2,006	$2,674	$2,590	$2,698	$1,846

Nonperforming assets	$10,927	$13,171	$11,638	$14,988	$16,070

Allowance for loan losses	$6,320	$7,288	$6,846	$7,046	$7,779

Ratios:
Nonperforming loans to total loans	1.75%	2.24%	1.92%	2.82%	3.48%
Nonperforming assets to total assets	1.54%	1.94%	1.72%	2.32%	2.40%
Allowance for loan losses to total loans	1.24%	1.56%	1.45%	1.62%	1.90%
Allowance for loan losses to nonperforming loans	70.84%	69.43%	75.66%	57.33%	54.69%

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a bank holding company with total assets of $710.6 million at September 30, 2015. The bank operates 10 full service banking centers and an LPL Financial® brokerage office serving Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio. Additional information is available at www.middlefieldbank.com.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

September 30, 2015 and 2014 and December 31, 2014

	September 30,	December 31,	September 30,
Balance Sheet (period end)	2015	2014	2014
(Dollar amounts in thousands)	(unaudited)		(unaudited)
Assets
Cash and due from banks	$19,189	$20,846	$21,486
Federal funds sold	4,106	4,793	7,816

Cash and cash equivalents	23,295	25,639	29,302
Investment securities available for sale	145,146	154,334	156,021
Loans held for sale	620	438	201
Loans:	510,232	470,584	468,007
Less: reserve for loan losses	6,320	6,846	7,288

Net loans	503,912	463,738	460,719
Premises and equipment	9,892	9,980	9,916
Goodwill	4,559	4,559	4,559
Core deposit intangible	86	116	126
Bank-owned life insurance	13,354	9,092	9,022
Other real estate owned	2,006	2,590	2,674
Accrued interest receivable and other assets	7,727	7,045	7,722

Total Assets	$710,597	677,531	680,262

	September 30,	December 31,	September 30,
	2015	2014	2014
Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$117,038	$105,512	$105,788
Interest bearing demand deposits	64,807	56,377	62,958
Money market accounts	77,811	75,895	76,157
Savings deposits	179,528	178,470	177,408
Time deposits	187,364	169,858	177,709

Total Deposits	626,548	586,112	600,020
Short-term borrowings	4,047	14,808	5,131
Other borrowings	10,300	10,624	11,105
Other liabilities	2,486	2,120	2,491

Total Liabilities	643,381	613,664	618,747

Common equity	36,039	35,529	35,455
Retained earnings	35,994	32,524	31,169
Accumulated other comprehensive income	1,917	2,548	1,625
Treasury stock	(6,734)	(6,734)	(6,734)

Total Stockholders’ Equity	67,216	63,867	61,515

Total Liabilities and Stockholders’ Equity	$710,597	$677,531	$680,262

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

September 30, 2015 and 2014

(Dollar amounts in thousands)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
INTEREST INCOME
Interest and fees on loans	$5,971	$5,646	$17,656	$16,915
Interest-bearing deposits in other institutions	6	5	26	19
Federal funds sold	4	2	12	11
Investment securities
Taxable interest	341	441	1,115	1,476
Tax-exempt interest	809	798	2,373	2,336
Dividends on stock	20	19	70	62

Total interest income	7,151	6,911	21,252	20,819

INTEREST EXPENSE
Deposits	876	898	2,581	2,767
Short term borrowings	30	38	100	111
Other borrowings	20	30	66	94
Trust preferred securities	33	33	85	93

Total interest expense	959	999	2,832	3,065

NET INTEREST INCOME	6,192	5,912	18,420	17,754

Provision for loan losses	105	70	210	370

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,087	5,842	18,210	17,384

NONINTEREST INCOME
Service charges on deposits	471	489	1,382	1,399
Investment securities gains, net	211	190	257	248
Earnings on bank-owned life insurance	101	71	262	206
Gains on sale of loans	113	20	286	20
Other income	212	220	679	689

Total non-interest income	1,108	990	2,866	2,562

NONINTEREST EXPENSE
Salaries and employee benefits	2,285	2,144	7,205	6,428
Occupancy expense	305	272	945	868
Equipment expense	249	296	706	710
Data processing costs	287	251	798	689
Ohio state franchise tax	75	93	225	269
Federal deposit insurance expense	120	132	352	361
Professional fees	229	189	825	814
Loss on sale of other real estate owned	24	49	72	119
Advertising expense	195	120	586	367
Other real estate expense	116	91	449	256
Directors Fees	98	99	343	303
Other operating expense	686	649	2,191	2,028

Total non-interest expense	4,669	4,385	14,697	13,212

Income before income taxes	2,526	2,447	6,379	6,734
Provision for income taxes	544	529	1,264	1,442

NET INCOME	$1,982	$1,918	$5,115	$5,292

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
Per common share data	2015	2014	2015	2014
Net income per common share - basic	$0.96	$0.94	$2.49	$2.60
Net income per common share - diluted	$0.96	$0.93	$2.47	$2.59
Dividends declared	$0.27	$0.26	$0.80	$0.78
Book value per share (period end)	$32.48	$30.02	$32.48	$30.02
Tangible book value per share (period end)	$30.23	$27.74	$30.23	$27.74
Dividend payout ratio	28.15%	27.58%	32.16%	30.01%
Average shares outstanding - basic	2,064,054	2,044,124	2,058,938	2,038,972
Average shares outstanding - diluted	2,072,639	2,052,012	2,068,192	2,045,660
Period ending shares outstanding	2,069,510	2,048,807	2,069,510	2,048,807

Selected ratios
Return on average assets	1.10%	1.13%	0.97%	1.06%
Return on average equity	12.67%	13.55%	10.83%	12.74%
Yield on earning assets	4.35%	4.62%	4.44%	4.73%
Cost of interest bearing liabilities	0.71%	0.78%	0.72%	0.80%
Net interest spread	3.64%	3.84%	3.72%	3.94%
Net interest margin	3.80%	3.99%	3.88%	4.08%
Efficiency	60.51%	59.96%	65.30%	61.40%
Tier 1 capital to average assets	9.66%	9.50%	9.66%	9.50%

	September 30,	September 30,
	2015	2014
Commercial and industrial	$53,154	$58,874
Real estate - construction	17,576	29,287
Real estate - mortgage:
Residential	260,291	224,223
Commercial	174,336	149,488
Consumer installment	4,875	6,135

	510,232	468,007

	September 30,	September 30,
Asset quality data	2015	2014
(Dollar amounts in thousands)
Non-accrual loans	$6,416	$8,885
Troubled debt restructuring	2,456	1,587
90 day past due and accruing	49	25

Nonperforming loans	8,921	10,497
Other real estate owned	2,006	2,674

Nonperforming assets	$10,927	$13,171

Allowance for loan and lease losses	$6,320	$7,288
Allowance for loan and lease losses/total loans	1.24%	1.56%
Net charge-offs:
Quarter-to-date	131	(89)
Year-to-date	736	128
Net charge-offs to average loans, annualized
Quarter-to-date	0.10%	(0.08%)
Year-to-date	0.20%	0.04%
Nonperforming loans/total loans	1.75%	2.24%
Allowance for loan and lease losses/nonperforming loans	70.84%	69.43%